UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                     SEC File Number: 333-122720
                                                            CUSIP Number: 116284

(Check One):   [_] Form 10-K   [_] Form 20-F   [_] Form 11-K   [X] Form 10-Q
               [_] Form 10-D   [_] Form N-SAR  [_] Form N-CSR

          For Period Ended   June 30, 2005
          [_] Transition Report on Form 10-K
          [_] Transition Report on Form 20-F
          [_] Transition Report on Form 11-K
          [_] Transition Report on Form 10-Q
          [_] Transition Report on Form N-SAR
          For the Transition Period Ended:_____________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                         PART I - REGISTRANT INFORMATION

Brownsville Company
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Full name of registrant

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Former name if applicable

23227 Dogwood Avenue
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Address of principal executive office (Street and number)

Maple Ridge, British Columbia, Canada, V2X 4S4
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City, state and zip code





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                       PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X]     (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
               N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Brownsville Company (the "Company") was unable to file its Form 10-QSB for the quarter ended June 30, 2005 by the prescribed due date of September 26, 2005 because the Company's auditors were unable to complete its review of the financial statements in time without unreasonable effort and expense. The Company continues to dedicate significant resources to the completion of these activities and the Form 10-QSB and expects to file the Form 10-QSB by October 3rd, 2005.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

           Xuxin Shao               604                 267-0888
           ----------            ---------           ---------------
            (Name)              (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No




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                               Brownsville Company
                    ----------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 26, 2005                By: /s/ Xuxin Shao
      -------------------               -----------------------
                                            Xuxin Shao, Chief Executive
                                            Officer





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